UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 23, 2009 (March 19, 2009)
GLOBAL INDUSTRIES, LTD.
(Exact name of registrant as specified in its charters)

Louisiana	0-21086	72-1212563
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

8000 Global Drive
Sulphur, LA	70665
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s Telephone Number, including Area Code: (337) 583-5000
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
SIGNATURES

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     On March 19, 2009, Ms. Cindy Taylor advised the Board of Directors of Global Industries, Ltd. (the “Company”) of her intention not to stand for re-election at the Company’s upcoming 2009 Annual Meeting of Shareholders, which will be held on May 20, 2009. Ms. Taylor will continue to serve as a Director and as Chairperson of the Audit Committee until her term expires on May 20, 2009. Ms. Taylor has declined to stand for re-election in order to fully focus her attention on her duties as President, Chief Executive Officer and Director of Oil States International, Inc., and not as the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.
     Commenting on her decision, Mr. John Clerico, the Company’s Chief Executive Officer stated, “While we regret Ms. Taylor’s decision, we understand the demands on her time, particularly in today’s environment. We want to extend our appreciation and thanks to Ms. Taylor for serving on our Board for the last three years. We wish her continued success.”
     On March 19, 2009, upon unanimous recommendation of the Nominating and Governance Committee, the Board reduced the number of directors to nine, effective as of the date of the 2009 Annual Meeting of Shareholders.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL INDUSTRIES, LTD.
Date: March 23, 2009	By:	/s/ PETER S. ATKINSON
Peter S. Atkinson
President